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                                                                     Exhibit 99

March 21, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We are filing our Form 10K today with financial statements audited by Arthur Andersen LLP (Andersen). Andersen's audit opinion on our December 31, 2001 financial statements is dated February 8, 2002, and the date of their Consent of Independent Public Accountants is March 20, 2002. In accordance with Temporary
Note 3T to Article 3 of Regulation S-X we have received certain required representations from Andersen in a letter signed by them and dated March 20, 2002.

Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. They further represented that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen represented that availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit.


Sincerely,


Thomas W. Ryan
Executive Vice President and
Chief Financial Officer